Exhibit 99.1

CONTACT:

Jeff Unger

Vice President Investor Relations

(561) 482-9715

Casual Male Retail Group, Inc. Announces Name Change To Destination XL Group, Inc.

Name Change Reflects Company’s Transition to Destination XL

CANTON, Mass., February 22, 2013 — Casual Male Retail Group, Inc. (NASDAQ: DXLG), the largest multi-channel specialty retailer of big & tall men’s apparel and accessories, today announced that it will formally change its corporate name to Destination XL Group, Inc. to reflect the Company’s transition to its Destination XL® (DXL®) retail stores and DestinationXL.com e-commerce website. As previously announced, the Company’s ticker symbol was changed to “DXLG” effective Wednesday, December 5, 2012. The name change will be effective as of Monday, February 25, 2013.

“The transformation to the Destination XL concept provides the Company with an exciting opportunity for growth,” said David Levin, President and CEO. “Changing our name to Destination XL Group, Inc. truly reflects who we are today as we expand the Destination XL concept and rebrand the Company as a whole. The 49 Destination XL stores currently in operation and our DestinationXL.com website have already proven to be successful, and we are confident that this transformation will accelerate our long-term sales and profitability.”

The Company’s common stock will be assigned a new CUSIP number of 25065K 104 in connection with the name change. Outstanding stock certificates will not be affected and will not need to be exchanged.

About Destination XL Group, Inc.

Destination XL Group, Inc. is the largest multi-channel specialty retailer of big & tall men’s apparel with operations throughout the United States, Canada and Europe. The retailer operates under six brands: Destination XL®, Casual Male XL, Rochester Clothing, B&T Factory Direct, ShoesXL and LivingXL. Several catalogs and e-commerce sites, including www.destinationxl.com, make up the Company’s direct-to-consumer business. With more than 2,000 private label and name brand styles to choose from, customers are provided with a unique blend of wardrobe solutions not available at traditional retailers. The Company is headquartered in Canton, Massachusetts. For more information, please visit the Company’s investor relations website: http://investor.casualmale.com.

Forward-Looking Statements

Certain information contained in this press release constitutes forward-looking statements under the federal securities laws, including statements regarding expected new store openings and growth opportunities. The discussion of forward-looking information requires management of the Company to make certain estimates and assumptions regarding the Company’s strategic direction and the effect of such plans on the Company’s financial results. The Company’s actual results and the implementation of its plans and operations may differ materially from forward-looking statements made by the Company. The Company encourages readers of forward-looking information concerning the Company to refer to its prior filings with the Securities and Exchange Commission, including without limitation, its Annual Report on Form 10-K filed on March 16, 2012, that set forth certain risks and uncertainties that may have an impact on future results and direction of the Company.

Forward-looking statements contained in this press release speak only as of the date of this release. Subsequent events or circumstances occurring after such date may render these statements incomplete or out of date. The Company undertakes no obligation and expressly disclaims any duty to update such statements.